Exhibit 14(a)

Southern Company Code of Ethics

Introduction
Our Code of Ethics advises us on proper business conduct.  It links our values – Southern Style – to the company’s high expectations for ethical behavior.  Each Code provision addresses an important dimension of our business.  Where more specific information is needed, Southern Company and subsidiary policies provide details.  More information, including frequently asked questions, links to training and related information, is also available on the Ethics and Compliance intranet Web site.

Dear Colleagues:

Southern Style defines us as a company and as individual employees.  At every moment we aspire to model Southern Style values.

With Southern Style as its foundation, the Code of Ethics provides everyday guidance on how we conduct business.  It establishes a high standard and commits us to following the ethical and legal business principles that embody our values.

I am personally committed to adhering to this Code, and I expect everyone in Southern Company and all its subsidiaries to do the same.  Anyone – director, officer, employee, or vendor – who violates this code, puts their relationship with the company in jeopardy.

There is no better way to preserve and build our reputation for unquestionable trust than by adhering to this Code.  That means understanding the Code, using it as a reference in our everyday work, and speaking up whenever we see behavior that does not meet our high ethical standards.

Sincerely,

David M. Ratcliffe

Our Employees
We treat each other with fairness, respect, and dignity, offering equal opportunities to all individuals. Intimidation, harassment, or discrimination based on race, sex, age, color, religion, national origin, veteran's status, sexual orientation, or disability is not tolerated. We value individual differences and encourage different perspectives and ideas - understanding that inclusion and diversity are strengths that unlock our full potential and help us achieve our goals. We take personal responsibility for individual and organizational success, while recognizing the value each of us contributes. Everyone who works for the company is recognized and competitively rewarded for their contributions.

Safety & Health
All accidents can be prevented. Safety, a key measure of our success, is our individual and collective responsibility. We do not compromise safety and health. Because we care, we value the health and safety of each other, our contractors, and the public by conducting business in a manner designed to preserve the well-being of all. We work safely, watch out for each other and report and correct unsafe situations. We keep our workplace free from violence, illegal drugs and the inappropriate use of alcohol.

The Environment
We are committed to improving our environmental performance and the communities we serve by being good environmental stewards and working to conserve valuable natural resources. The health of our employees, customers, and the public, and the protection of our natural environment are among our highest priorities.

Compliance with Laws and Regulations
We respect the law. We comply with all laws and regulations. We have a responsibility to understand the laws and how they apply to our jobs.

The Company supports each employee in this responsibility and provides the necessary resources for compliance. All employees have a Duty to Act – an obligation to report activities that may be in violation of any applicable law or regulation. If it is found that any law or regulation has been violated, corrective and responsible action will be taken.

Confidential Information
We use confidential information only for the business purpose for which it was developed or given, and never for anyone’s personal benefit. We respect the confidentiality of information about the Company, its customers, employees, vendors and partners. Confidential information will not be used for personal benefit. We comply with the laws and regulations which prohibit insider trading of securities. We protect the intellectual property rights, including copyrights, patents, licenses and trademarks, and other proprietary information of the Company and others.

Conflict of Interest
We avoid conflicts, and the appearance of conflicts, between our company responsibilities and personal interests. We use corporate resources - time, personnel, equipment and supplies – only for Company business or Company approved activities.

We do not take personal advantage of business opportunities through the use of Company property, information or position. The Company's directors, officers and employees do not engage in business activities in competition with the Company. Any potential conflict of interest must be disclosed promptly to management.

Gifts and Gratuities
We do not accept, offer or authorize gifts, entertainment, or other favors that are not a reasonable part of a business relationship. The acceptance of a gift or gratuity must comply with subsidiary company policy.  We exercise hospitality with discretion, so as not to jeopardize the integrity of those with whom we do business.

Political Activities
We value and encourage citizenship. Employees have the opportunity, as individuals, to support political candidates and engage in political activities of their own free choice. Company resources will not be used to support political candidates, parties, or committees unless permitted by law and any such activity shall be approved by executive management.

Because rules regarding gifts, gratuities and entertainment to public officials can vary from state to state and even from agency to agency, we do not offer a gift of any type, including meals, to any public official unless we have determined that such a gift is appropriate and legal.

Competitive Practices
We compete vigorously, but fairly, on the basis of price, superior services, dependability and products. We do not enter into understandings or agreements with competitors regarding prices, terms of sales, division of markets or customers, or any other activity that restricts competition.

We conduct competitive marketing activities, including the advertising of products and services and the gathering of competitive intelligence, fairly and honestly.

Financial Integrity
We are prudent in our expenditures on behalf of the Company and we record all business transactions in accordance with accepted accounting principles. We maintain appropriate internal controls designed to prevent or detect fraud and ensure every accounting or financial record, and supporting data, describes the transaction accurately without omission, concealment or falsification. Our financial integrity commitment also extends to business transactions between subsidiary companies to ensure all activity is properly reflected. We maintain and retain all business records accurately and in compliance with applicable laws and Company policy.

We believe in making full, fair, accurate, timely and understandable disclosure in the reports we file under securities laws and in other public communications.

External Relationships
We are known by our customers for the quality and value of our services and for telling the truth, keeping our promises, and dealing fairly and ethically with everyone. The relationships we have established are built on trust that we must re-earn every day.

Our commitment to earn trust guides our business decisions with everything we do. This extends to our customers, and also to our employees, vendors, contractors, regulators, stockholders, and neighbors. Southern Company seeks to always maintain the highest standards of integrity and objectivity in our working relationships and will not conduct business with anyone who does not operate with integrity or who compromises the Company's values and ethical standards.

Duty To Act
Each of us is required to report promptly to management any activities that may be in violation of this Code of Ethics, other company policies, or any applicable law or regulation. When practical, our supervisors should be the first source of assistance, but Compliance Officers and the Concerns Program are other options for reporting suspected wrong doing. The Concerns Program can also be used to report issues regarding questionable accounting practices, violations of internal accounting controls or auditing matters directly to the Southern Company Audit Committee.  Retaliation against anyone fulfilling their duty to act will not be tolerated.

Conclusion
In Southern Company, ethics mean more than merely obeying laws and following policies. SouthernStyle requires that we speak out when we see a violation of the Code. It also calls on us to encourage and help others to act ethically. Much more is expected today than ever before with regard to our ethical standards. We should seize every opportunity to model the values and behavior that make Southern Company a premier organization.

No waivers of the provisions of this Code of Ethics may be granted to employees, officers, or board members without authorization from the appropriate compliance officer or in certain circumstances the Southern Company Board of Directors. Waivers will be disclosed as required by applicable law, regulation, or  rule.

This policy does not create any contractual right to employment, employee benefits, or other terms and conditions of employment.

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